Exhibit 23.1

Deloitte Accountants B.V. Orlyplein 10 1043 DP Amsterdam P.O. Box 58110 1040 HC Amsterdam Netherlands

Tel: +31 (20) 582 5000 Fax: +31 (20) 582 4026 www.deloitte.nl

Date	From	Reference
April 26, 2005	J. Buné	3100081582/OP99999/ns

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated February 24, 2005, except for Note 28, as to which the date is March 16, 2005, relating to the consolidated financial statements of ASM International N.V., appearing in the Annual Report on Form 20-F of ASM International N.V. for the year ended December 31, 2004.

Deloitte Accountants B.V.

Deloitte Accountants B.V. is registered with the Trade Register of the Chamber of Commerce and Industry in Rotterdam.	Member of Deloitte Touche Tohmatsu